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                                                                    Exhibit 23.4


                        [Letterhead for Janz & Knight]

            CONSENT OF JANZ & KNIGHT, P.L.C., INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" and to the use of our report, dated March 18, 1997 (except for Note J as to which the date is September 16, 1997), on the balance sheet of E. D. and C. Company, Inc. as of December 31, 1996 and the related statements of income, retained earnings and cash flows for the year then ended; in the Registration Statement (Form S-4 No. 333-XXXXX) and related Prospectus of Motors and Gears, Inc. for the registration of $270,000,000 of 10-3/4% Series D Senior Notes due 2006.

                                                  [Sig of Janz & Knight]
                                                  Janz & Knight, P.L.C.

Bloomfield Hills, Michigan
January 9, 1998